Exhibit 99 – Press Release

NEWS RELEASE

CVF TECHNOLOGIES CORPORATION REPORTS 1ST QUARTER RESULTS -

MAKES NEW INVESTMENT IN ELECTRIC VEHICLES

REPURCHASES 1,093,861 SHARES

Williamsville, New York – May 15, 2006 – CVF Technologies Corporation (OTC Bulletin Board: CNVT) reports on its first quarter results.

1st Quarter Results - CVF’s financial results can best be understood by examining the growth prospects for its portfolio companies and the strength of its balance sheet.  In this quarterly report CVF will emphasize these two areas.  Judging CVF on its income statement alone is not very helpful due to significant changes in revenue and income that can occur from quarter to quarter and from year to year.  This results from the business model of CVF which is to invest its capital and human resources primarily in small, clean-tech, early stage companies with significant growth potential.  The intent is to develop these companies until they either go public or are acquired as occurred in 2005 with Biorem which went public in January 2005 and Gemprint which was acquired by Collectors Universe Corp in December 2005.  These two events created significant growth in CVF’s assets and income in 2005.

As an overview of the CVF balance sheet, CVF reports total assets of $5.6 million.  However under GAAP accounting rules CVF only carries Biorem for $576,700 when Biorem’s market value as a publicly traded stock is $6.4 million or approximately $5.8 million more than it’s carried on the CVF balance sheet.  If the market value was included in the balance sheet then CVF’s assets would be $11.4 million of which a significant portion are liquid assets.  These asset totals under GAAP rules give only nominal value to CVF’s other holdings which include Ecoval, Petrozyme and the future potential royalty stream from GP Royalty Distributors Co. (formerly Gemprint).  Subtracting CVF’s total liabilities of $3.8 million from its $11.4 million in assets as described above leaves CVF with $7.6 million in net asset value (not including its private holdings).

Stock Buy Back and Preferred Stock Redemption – as previously announced, on December 30, 2005, CVF began a stock buy back program.  As of May 1, 2006, the company has repurchased 1,093,861 shares.  In February of 2006 CVF also redeemed its Series C 6% convertible preferred shares for $1 million plus accrued dividends of $121,166.

Portfolio Highlights -

Xylodyne Corporation – In March and April of 2006 CVF invested $325,000 (Cdn) in Xylodyne Corporation, a newly formed company which will focus on the sales, distribution, and manufacturing of electric vehicles and electric vehicle technologies.  These vehicles will be offered to the personal recreational market as well as to government agencies, conservation authorities and the mining industry.  Xylodyne will also offer engineering services to help manufacture, design, develop and test electric and hybrid vehicles.  CVF owns 40% of the equity of the company plus holds a two year note for $313,000 (Cdn) from Xylodyne.

Biorem – (27% owned by CVF) reported first quarter 2006 sales were $3.3 million (Cdn) up from $1.6 million (Cdn) in the first quarter of 2005.  The sales backlog was $9.4 million (Cdn) compared to $4.9 million (Cdn) in the prior year.  Biorem reports a net loss for the quarter of $200,000 (Cdn) due to increased expenses in sales and marketing and engineering personnel as the company accelerates its market penetration.  It also experienced lower margin on some of its projects due to large amounts of sub-contracted flow through costs.  Biorem expects its gross margins to increase back to more traditional levels for the remainder of the year.

Ecoval – (84% owned by CVF) has made significant progress in Canada in the first quarter.  Its liscencee, Scotts Canada, has launched two additional herbicide sizes this year for a total of three under the Scotts Ecosense brand name.  The Ecosense herbicide is available in every major retail chain in Canada.  Ecoval has also signed an exclusive distribution agreement with Plant Products the largest commercial, non-retail horticultural distributor in Canada for Ecoval’s EcoClear herbicide product.  The Scotts and Plant Products agreements are expected to make Ecoval’s herbicide the most dominant of the non-chemical herbicide products in Canada.  Ecoval now plans to leverage off its success in Canada to begin an aggressive marketing campaign in the US as it seeks out partners similar to what has been achieved in Canada.

G.P. Royalty Distribution Co. (formerly Gemprint Corp,) – (65% owned by CVF) was formed to receive potential royalty distributions from Collectors Universe Corp who purchased the assets of Gemprint in December 2005.  The royalty agreement is for $1 for each Gemprint over 100,000 Gemprints per year until December 2010.  Based on Collectors Universe’s recent press releases they appear to be making good progress in their penetration of the diamond market for their grading and Gemprint services.

Petrozyme – (50% owned by CVF) is continuing to explore marketing opportunities for its proprietary biologically based remediation technologies for the petroleum and petrochemical industries.

CVF GAAP financial results for quarter ending March 31, 2006 - On a consolidated basis CVF reported a loss for the quarter of $481,000 on revenue of $21,000.  The revenue decrease was due mainly to Gemprint no longer contributing revenue to CVF except for the potential future royalty stream from Collectors Universe.  The seasonality of Ecoval is such that its revenue typically occurs in the second and third quarters.  It should also be noted that Biorem’s revenue of $3.3 million (Cdn) for the quarter is not consolidated in CVF’s financial statements as CVF owns less than 50% of Biorem.

CVF Technologies Corporation (www.cvfcorp.com) is headquartered in Williamsville, New York.  CVF is a technology development company, whose principal business is sourcing, funding and managing emerging pre-public, clean-tech companies with significant market potential.

Certain statements made in this press release which are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve risks and uncertainties, which may cause actual results or achievements to be materially different from any future results and achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, product demand and market acceptance risks for the products and technologies of CVF’s subsidiary companies and investees; the impact of competitive products, technologies and pricing; delays or difficulties in developing, producing, testing and selling new products and technologies; the ability of the company’s subsidiaries and investees to obtain necessary financing for their operations and to consummate initial public offerings of their stock; the effect of the Company’s accounting policies; the effect of trade restrictions and other risks detailed in the company’s Statement on Form 10-SB/A filed with the U.S. Securities and Exchange Commission and any subsequent filings with the Commission.

For more information please contact:   www.cvfcorp.com

CVF Technologies Corporation

CVF Technologies Corporation

Robert L. Miller

Jeffrey Dreben

Chief Financial Officer

President & CEO

(716) 565-4711

(716) 565-4711